EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statement on Form S-8 (No 333-27555) pertaining to the 1997 Stock Incentive Plan of Journal Register Company of our reports dated March 25, 2005, with respect to the consolidated financial statements and schedule of Journal Register Company, Journal Register Company management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Journal Register Company, included in the Annual Report (Form 10-K) of Journal Register Company for the year ended December 26, 2004.




                                                           /s/ ERNST & YOUNG LLP


MetroPark, New Jersey
March 25, 2005